EXHIBIT 10.2

Effective as of:
January 1, 2001

The Alpine Group, Inc.
1790 Broadway, Suite 1500
New York, NY 10019-1412

    RE: Services Agreement dated as of October 2, 1996 by and between The Alpine Group, Inc. and Superior TeleCom Inc. as amended and extended to date (as so amended and extended, the "Agreement")

    This will confirm our agreement in modification and extension of the captioned Agreement as follows:

1.
Section 3(b) of the Agreement (as previously amended by letter agreements dated May 1, 1997 and May 1, 1999) shall be modified such that the fee for the service period commencing January 1, 2001 through June 30, 2002 shall be reduced from $5 million to $4.0 million; and further amended to provide for an additional fee of $1.0 million to be accrued and paid upon completion of the June 2002 Repayment Event (as defined in Amendment Number Five dated as of June 30, 2001, to the Amended and Restated Credit Agreement dated as of November 27, 1998 by and among Superior Telecommunications Inc., and Essex Group Inc. as Borrowers and the Guarantor parties, and the Lender parties described therein).

2.
Section 9 of the Agreement is amended so that the automatic termination date stated therein shall be June 30, 2002.

    As modified hereby, the Agreement is hereby expressly ratified and confirmed.

    If the foregoing conforms with your understanding of the Agreement reached between us, kindly execute a copy of this letter so indicating.

Very truly yours,
SUPERIOR TELECOM INC.
By:	/s/ STEVEN S. ELBAUM Steven S. Elbaum
Its:	Chief Executive Officer
Agreed to as of the date first hereinabove set forth
THE ALPINE GROUP, INC.
By:	/s/ BRAGI F. SCHUT Bragi F. Schut
Its:	Executive Vice President